Filed pursuant to Rule 424(b)(3)
File No. 333-286821

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

Supplement to Prospectus dated April 29, 2025

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended December 31,
	2025		2024		2023		2022		2021
Net asset value – Beginning of year	$14.95		$13.21		$12.10		$16.13		$14.48
Income (Loss) From Operations
Net investment income(1)	$0.01		$0.03		$0.04		$0.05		$0.01
Net realized and unrealized gain (loss)	1.89		2.89		2.21		(2.79)		2.91
Total income (loss) from operations	$1.90		$2.92		$2.25		$(2.74)		$2.92
Less Distributions
From net investment income	$(0.01)		$(0.03)		$(0.04)		$(0.05)		$—
From net realized gain	(1.02)		(0.93)		(0.54)		(0.40)		—
Tax return of capital	(0.16)		(0.22)		(0.56)		(0.85)		(1.33)
Total distributions	$(1.19)		$(1.18)		$(1.14)		$(1.30)		$(1.33)
Premium from common shares sold through shelf offering(1)	$—		$—		$—		$0.01		$0.06
Net asset value – End of year	$15.66		$14.95		$13.21		$12.10		$16.13
Market value – End of year	$14.36		$14.41		$12.33		$12.28		$16.74
Total Investment Return on Net Asset Value(2)	14.09%		23.52%		19.58%		(17.55)%		21.39%
Total Investment Return on Market Value(2)	8.54%		27.56%		9.98%		(19.37)%		18.84%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,827,937		$1,745,593		$1,542,091		$1,321,452		$1,694,817
Ratios (as a percentage of average daily net assets):(3)
Total expenses	1.08%		1.08%		1.09%		1.08%		1.08%
Net expenses	1.08	%(4)	1.08	%(4)	1.09	%(4)	1.08	%(4)	1.08%
Net investment income	0.09%		0.19%		0.34%		0.39%		0.08%
Portfolio Turnover	7%		3%		8%		19%		9%

(See related footnotes.)

	Year Ended December 31,
	2020	2019	2018	2017	2016
Net asset value – Beginning of year	$14.64	$13.36	$15.01	$14.05	$14.57
Income (Loss) From Operations
Net investment income(1)	$0.08	$0.08	$0.08	$0.09	$0.12
Net realized and unrealized gain (loss)	1.08	2.49	(0.44)	2.17	0.69
Total income (loss) from operations	$1.16	$2.57	$(0.36)	$2.26	$0.81
Less Distributions
From net investment income	$(0.07)	$(0.08)	$(0.08)	$(0.09)	$(0.12)
From net realized gain	—	—	(0.39)	—	(0.43)
Tax return of capital	(1.26)	(1.25)	(0.86)	(1.24)	(0.78)
Total distributions	$(1.33)	$(1.33)	$(1.33)	$(1.33)	$(1.33)
Premium from common shares sold through shelf offering(1)	$0.02	$0.04	$0.04	$0.03	$—
Net asset value – End of year	$14.48	$14.64	$13.36	$15.01	$14.05
Market value – End of year	$15.35	$14.95	$13.48	$15.37	$14.84
Total Investment Return on Net Asset Value(2)	9.14%	20.23%	(2.65)%	16.93%	6.04%
Total Investment Return on Market Value(2)	13.30%	21.68%	(4.08)%	13.36%	6.58%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,327,348	$1,268,146	$1,039,071	$1,023,066	$898,991
Ratios (as a percentage of average daily net assets)
Expenses	1.09%	1.08%	1.09%	1.08%	1.09%
Net investment income	0.55%	0.59%	0.52%	0.61%	0.85%
Portfolio Turnover	9%	6%	9%	4%	4%
(1)	Computed using average shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.

(3)	Total expenses do not reflect amounts reimbursed and/or waived by the adviser and certain of its affiliates, if applicable. Net expenses are net of all reductions and represent the net expenses paid by the Fund.

(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Morgan Stanley Institutional Liquidity Funds - Government Portfolio (equal to less than 0.005% of average daily net assets for the years ended December 31, 2025, 2024, 2023 and 2022).

March 18, 2026